EXHIBIT 23.02

                      CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 23, 1995, which appears on page 24 of the Corning Incorporated Annual Report on Form 10-K for the fiscal year ended January 1, 1995. We also consent to the incorporation by reference of our report dated January 20, 1995 on the financial statements of Dow Corning Corporation, which appears on page 55 of the Corning Incorporated Annual Report on Form 10-K for the fiscal year ended January 1, 1995. We also consent to the reference to us under the heading "Experts" in the Prospectus.



PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York
January 25, 1996